Westwood Holdings Group, Inc. Reports First Quarter 2019 Results
Evolving Toward Renewed Growth
Dallas, TX, April 24, 2019 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2019 earnings. Highlights from the quarter include:

•	Revenues of $23.9 million compared with $26.1 million in the fourth quarter and $33.6 million in last year's first quarter.

•
Net income of $0.4 million compared with $5.4 million in the fourth quarter and $8.0 million in last year's first quarter. Non-GAAP Economic Earnings of $4.1 million compared with $9.5 million in the fourth quarter and $12.6 million in the first quarter of 2018.

•	SmallCap Value, SMidCap, Emerging Markets, Market Neutral Income, Emerging Markets SMid, SMidCap Plus and Flexible Income all outperformed their primary benchmarks.

•	Top decile performance was achieved by our Market Neutral Income and Flexible Income teams and our SmallCap Value team posted top quartile performance.

•	We welcomed Adrian Helfert as Senior Vice President and Director of Multi-Asset Portfolios to lead our Multi-Asset and Income Portfolio teams.

•	We introduced Sensible Fees™ as part of a creative product initiative to offer clients attractive, risk-adjusted incentive fees in efficient asset classes.

•	At quarter-end, Westwood had $102 million in cash and short-term investments, stockholders’ equity of $156.1 million, and no debt.

Revenues of $23.9 million decreased $2.3 million from the prior year's fourth quarter on lower average assets under management ("AUM") resulting from net outflows. Revenues decreased $9.7 million from last year's first quarter on lower average AUM and lower performance-based fees.

AUM at March 31, 2019 totaled $16.8 billion compared to $16.6 billion at December 31, 2018 and $22.6 billion at March 31, 2018.

First quarter net income of $0.4 million compared with $5.4 million in the fourth quarter, which benefited from higher asset-based fees and foreign currency transaction gains.The current quarter included higher seasonal payroll tax and benefit plan matching on bonuses paid during the first quarter. Diluted earnings per share for the first quarter of $0.05 compared to $0.64 for the fourth quarter. Non-GAAP Economic Earnings for the first quarter of $4.1 million, or $0.49 per share, compared to $9.5 million, or $1.12 per share, in the fourth quarter.

First quarter net income of $0.4 million compared with $8.0 million in last year's first quarter. The decrease was due to lower total revenues and a $0.6 million net foreign currency loss, partially offset by lower incentive compensation expense. Non-GAAP Economic Earnings decreased from $12.6 million, or $1.48 per share, in the first quarter of 2018, to $4.1 million, or $0.49 per share, in the current quarter.

Brian Casey, Westwood’s President & CEO, commented, "We are disappointed with the levels of outflows that began during 2018, but we firmly believe that we have established the right path forward to renewed growth. We continue to make significant investments in our portfolio management, sales, distribution and infrastructure teams to support strong business development. We are encouraged by the reception accorded our recently announced Sensible Fees™ pricing structure that will offer a thoughtful, risk-adjusted incentive fee structure to investors in efficient asset classes, and we continue to make solid progress with our digital platform transformation. We are working to implement our vision to combine deeper client engagement with superior operational and reporting efficiencies to better position us to face more industry disruption in the years to come."

Westwood’s Board of Directors declared a quarterly cash dividend of $0.72 per common share, payable on July 1, 2019 to stockholders of record on June 7, 2019.

Economic Earnings and Economic Earnings per Share ("Economic EPS") are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss first quarter 2019 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic and Canada) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through October 31, 2018 by dialing 855-859-2056 (domestic and Canada) or 404-537-3406 (international) and then entering the passcode 9365934.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. The firm has $16.8 billion in assets under management, of which $2.7 billion are in values-based and socially responsible investment mandates as of March 31, 2019. Westwood offers a range of investment strategies including U.S. equities, Multi-Asset, Emerging Markets equities, Global Convertible securities and Master Limited Partnerships (MLPs) portfolios. Access to these strategies is available through separate accounts, the Westwood Funds® family of mutual funds, UCITS funds and other pooled vehicles. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Texas, Westwood also maintains offices in Toronto, Boston and Houston.

For more information on Westwood, please visit westwoodgroup.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “forecast,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: the composition and market value of our assets under management; regulations adversely affecting the financial services industry; competition in the investment management industry; our assets under management includes investments in foreign companies; our ability to develop and market new investment strategies successfully; our reputation and relationships with current and potential customers; our ability to attract and retain qualified personnel; our ability to maintain effective cyber security; our ability to perform operational tasks; our ability to identify and execute on our strategic initiatives; our ability to maintain effective information systems; our ability to select and oversee third-party vendors; litigation risks; our ability to properly address conflicts of interest; our ability to maintain adequate insurance coverage; our ability to maintain an effective system of internal controls; our ability to maintain our fee structure in light of competitive fee pressures; our relationships with investment consulting firms; the significant concentration of our revenues in a small number of customers; and the other risks detailed from time to time in Westwood’s Securities and Exchange Commission filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2018 and its quarterly report on Form 10-Q for the quarter ended March 31, 2019. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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SOURCE: Westwood Holdings Group, Inc.

(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Terry Forbes
SVP, Chief Financial Officer and Treasurer
(214) 756-6900

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
REVENUES:
Advisory fees:
Asset-based	$16,406	$19,388	$24,483
Performance-based	180	—	1,335
Trust fees	6,539	6,688	7,609
Other, net	737	43	140
Total revenues	23,862	26,119	33,567
EXPENSES:
Employee compensation and benefits	14,610	13,102	17,759
Sales and marketing	530	535	443
Westwood mutual funds	846	842	985
Information technology	1,977	2,350	2,038
Professional services	1,149	1,106	1,028
General and administrative	2,434	2,264	2,414
(Gain) loss on foreign currency transactions	820	(1,968)	(1,063)
Total expenses	22,366	18,231	23,604
Net operating income	1,496	7,888	9,963
Gain on sale of operations	—	—	524
Income before income taxes	1,496	7,888	10,487
Provision for income taxes	1,104	2,475	2,509
Net income	$392	$5,413	$7,978
Other comprehensive income (loss):
Foreign currency translation adjustments	831	(2,057)	(1,199)
Total comprehensive income	$1,223	$3,356	$6,779

Earnings per share:
Basic	$0.05	$0.65	$0.96
Diluted	$0.05	$0.64	$0.93

Weighted average shares outstanding:
Basic	8,363,109	8,383,972	8,270,793
Diluted	8,455,386	8,503,522	8,539,545

Economic Earnings	$4,116	$9,515	$12,642
Economic EPS	$0.49	$1.12	$1.48

Dividends declared per share	$0.72	$0.72	$0.68

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share amounts)
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$52,421	$52,449
Accounts receivable	15,563	18,429
Investments, at fair value	49,601	65,781
Prepaid income taxes	864	349
Other current assets	3,622	2,731
Total current assets	122,071	139,739
Investments	5,675	5,425
Goodwill	19,804	19,804
Deferred income taxes	4,838	5,102
Operating lease right-of-use assets	8,472	8,698
Intangible assets, net	15,549	15,961
Property and equipment, net of accumulated depreciation of $6,689 and $6,462	4,740	4,454
Total assets	$181,149	$199,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,672	$2,518
Dividends payable	7,232	7,710
Compensation and benefits payable	2,646	15,102
Operating lease liabilities	1,538	1,432
Income taxes payable	1,254	365
Total current liabilities	15,342	27,127
Accrued dividends	748	1,576
Noncurrent operating lease liabilities	8,949	9,331
Total liabilities	25,039	38,034

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 10,340,629 and outstanding 8,975,865 shares at March 31, 2019; issued 10,182,583 and outstanding 8,904,902 shares at December 31, 2018	104	102
Additional paid-in capital	197,598	194,116
Treasury stock, at cost - 1,364,764 shares at March 31, 2019; 1,277,681 shares at December 31, 2018	(62,077)	(58,711)
Accumulated other comprehensive loss	(4,052)	(4,883)
Retained earnings	24,537	30,525
Total stockholders’ equity	156,110	161,149
Total liabilities and stockholders’ equity	$181,149	$199,183

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$392	$7,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	212	213
Amortization of intangible assets	413	418
Unrealized (gains) losses on trading investments	(374)	232
Stock based compensation expense	3,252	4,187
Non-cash lease expense	242	270
Deferred income taxes	273	(859)
Gain on sale of operations	—	(524)
Changes in operating assets and liabilities:
Net sales of investments- trading securities	16,554	2,175
Accounts receivable	2,981	(2,575)
Other current assets	(886)	3,027
Accounts payable and accrued liabilities	(275)	(22)
Compensation and benefits payable	(12,305)	(13,712)
Income taxes payable	379	871
Other liabilities	(293)	(327)
Net cash provided by operating activities	10,565	1,352
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(71)	(299)
Proceeds from Omaha divestiture	—	10,013
Purchases of investments	(250)	—
Net cash provided by (used in) investing activities	(321)	9,714
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock under employee stock plans	(981)	(726)
Restricted stock returned for payment of taxes	(2,385)	(4,687)
Cash dividends	(7,686)	(7,332)
Net cash used in financing activities	(11,052)	(12,745)
Effect of currency rate changes on cash	780	(1,020)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(28)	(2,699)
Cash and cash equivalents, beginning of period	52,449	54,249
Cash and cash equivalents, end of period	$52,421	$51,550

Supplemental cash flow information:
Cash paid during the period for income taxes	$453	$—
Accrued dividends	$7,980	$7,836
Accrued purchase of property and equipment	$425	$29

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net Income	$392	$5,413	$7,978
Add: Stock based compensation expense	3,252	3,625	4,187
Add: Intangible amortization	413	417	418
Add: Tax benefit from goodwill amortization	59	60	59
Economic Earnings	$4,116	$9,515	$12,642

Diluted weighted average shares	8,455,386	8,503,522	8,539,545
Economic EPS	$0.49	$1.12	$1.48

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic EPS. We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review our dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without also considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets, and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.